CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2017 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in presentation of cash payments made on the employees’ behalf for withheld shares on the statement of cash flows as described in Note B to the consolidated financial statements which is as of August 25, 2017, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Terex Corporation's Current Report on Form 8-K dated August 25, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut
August 25, 2017